Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-145063 and 333-168310 on Form S-3 and in Registration Statement Nos. 33-53235, 33-58909, 33-64077, 333-13605, 333-118207,
333-124537, 333- 140559, 333-140561, 333-140562, 333-173656, 333- 173657, 333-173658 and 333-
176852 on Form S-8 of our reports dated February 21, 2013, relating to the financial statements and financial statement schedule of PPG Industries, Inc., and the effectiveness of PPG Industries, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of PPG Industries, Inc. for the year ended December 31, 2012.
/s/ DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
February 21, 2013